EXHIBIT 23


                      CONSENT OF INDEPENDENT AUDITORS


      We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 2-89831, No. 33-61946, No. 333-07139 and No. 333-46985
and Form S-3 No. 33-18264) pertaining to the 1986 Stock Option Plan, the 1991 Stock Option Plan and the 1991 Chemfab Employee Stock Option Plan, the Amended and Restated 1991 Stock Option Plan, the Third Amended and Restated 1991 Stock Option Plan, and the 1986 Stock Option Plan and the 1983 Incentive Stock Option Plan of our report dated July 29, 1998, with respect to the consolidated financial statements and schedule of Chemfab Corporation included in this Annual Report (Form 10-K) for the year ended June 30, 1998.


 Ernst & Young LLP


Boston, Massachusetts
September 16, 1998